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                                                                  EXHIBIT 3.1.1.


                             CONVERIUM FINANCE S.A.

                             Public Limited Company

                  54, boulevard Napoleon Ier, L-2210 Luxembourg


In the year two thousand and two, the
Before us Maitre Jean SECKLER, notary residing at Junglinster, Grand-Duchy of Luxembourg.


There appeared the following:

1. the public limited company CONVERIUM HOLDING AG, with its registered office at CH-6300 Zug, Switzerland, Baarerstrasse 8, represented by Mr. Paul MARX, docteur en droit, residing professionally in L-1511 Luxembourg, 121, avenue de la Faiencerie, by virtue of a power of attorney established in
     on        and

2. Mr Jean FELL, expert-comptable, residing professionally at L-1511 Luxembourg, 121, avenue de la Faiencerie, represented by Mr. Paul MARX,
     pre-named, by virtue of a power of attorney established in     , on       .

Said powers of attorney signed by the notary and the attorney will be registered together with the present deed.

Such appearing parties, represented by Mr. Paul MARX, pre-named, have requested the notary to inscribe as follows the articles of association of a societe anonyme, which they form between themselves:


TITLE 1. DENOMINATION, REGISTERED OFFICE, OBJECT, DURATION


ARTICLE 1. - There is hereby established a societe anonyme under the name of

                            "CONVERIUM FINANCE S.A."

ARTICLE 2. - The registered office of the corporation is established in Luxembourg.

It may be transferred to any other place in the municipality of Luxembourg by a decision of the board of directors.




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If extraordinary political or economic events occur or are imminent, which might interfere with the normal activity at the registered office, or with easy communication between this office and abroad, the registered office may be declared to have been transferred abroad provisionally until the complete cessation of these abnormal circumstances.

Such decision, however, shall have no effect on the nationality of the company. Such declaration of the transfer of the registered office shall be made and brought to the attention of third parties by the organ of the corporation, which is best situated for this purpose under such circumstances.

ARTICLE 3. - The corporation is established for an unlimited period.

ARTICLE 4. - The object of the company is the acquisition, the management, the enhancement and the disposal of participations in whichever form in domestic and foreign companies. The company may also contract loans and grant all kinds of support, loans, advances and guarantees to companies, in which it has a direct or indirect participation.

Furthermore, the company may acquire and dispose of all other securities by way of subscription, purchase, exchange, sale or otherwise.

It may also acquire, enhance and dispose of patents and licences as well as rights deriving therefrom or supplementing them.

In addition, the company may acquire, manage, enhance and dispose of real estate located in Luxembourg or abroad.

In general, the company may carry out all commercial, industrial and financial operations, whether in the area of securities or of real estate, likely to enhance or to supplement the above-mentioned purposes.


TITLE II.  CAPITAL, SHARES


ARTICLE 5. - The corporate capital is set at euro 31,000 (thirty one thousand
EURO) divided into 3,100 (three thousand one hundred) shares with a par value of euro 10 (ten EURO) each.

The shares may be created at the owner's option in certificates representing single shares or in certificates representing two or more shares.

The shares are in registered or bearer form, at the shareholder's option.


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The corporation may, to the extent and under the terms permitted by law, purchase its own shares.

The corporate capital may be increased or reduced in compliance with the legal requirements.


TITLE III.  MANAGEMENT


ARTICLE 6. - The corporation is managed by a board of directors composed of at least three members, either shareholders or not, either of the category A or of the category B, who are appointed for a period not exceeding six years by the general meeting of shareholders which may at any time remove them.

The number of directors, their term and their remuneration are fixed by the general meeting of the shareholders.

ARTICLE 7. - The board of directors will elect from among its members a chairman. The first chairman shall be appointed by the extraordinary general shareholders' meeting following the incorporation of the company.

The board of directors convenes upon call by the chairman, as often as the interest of the corporation so requires. It must be convened each time two directors so request.

ARTICLE 8. - The board of directors is vested with the broadest powers to perform all acts of administration and disposition in compliance with the corporate object.

All powers not expressly reserved by law or by the present articles of association to the general meeting of shareholders fall within the competence of the board of directors. The board of directors may pay interim dividends, in compliance with the legal requirements.

ARTICLE 9. - The corporation will be bound in any circumstances by the joint signatures of an A director together with a B director or by the sole signature of a managing director, provided that special decisions have been reached concerning the authorized signature in case of delegation of powers or proxies given by the board of directors pursuant to article 10 of the present articles of association.

ARTICLE 10. - The board of directors may delegate its powers to conduct the daily management of the corporation to one or more directors, who will be called managing directors. The first managing director(s) may be appointed by the extraordinary general shareholders' meeting following the incorporation of the company.


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The board of directors may also commit the management of all the affairs of the corporation or of a special branch to one or more managers, and give special powers for determined matters to one or more proxyholders, selected from its own members or not, either shareholders or not.

ARTICLE 11. - Any litigations involving the corporation either as plaintiff or as defendant, will be handled in the name of the corporation by the board of directors, represented by its chairman or by the director delegated for this purpose.


TITLE IV.  SUPERVISION


ARTICLE 12. - The corporation is supervised by one or several statutory auditors, appointed by the general meeting of shareholders, which will fix their number and their remuneration, as well as the term of their office, which must not exceed six years.


TITLE V.   GENERAL MEETING


ARTICLE 13. - The annual meeting will be held in Luxembourg at the place specified in the convening notices on May 18 at 10 a.m.

If such day is a legal holiday, the general meeting will be held on the next following business day.

TITLE VI.  ACCOUNTING YEAR, ALLOCATION OF PROFITS


ARTICLE 14. - The accounting year of the corporation shall begin on January 1 and shall terminate on December 31 of the same year.

ARTICLE 15. - After deduction of any and all of the expenses of the corporation and the amortizations, the credit balance represents the net profits of the corporation. Of the net profits, five percent (5,00 %) shall be appropriated for the legal reserve; this deduction ceases to be compulsory when the reserve amounts to ten percent (10,00 %) of the capital of corporation, but it must be resumed until the reserve is entirely reconstituted if, at any time, for any reason whatsoever, it has been touched.

The balance is at the disposal of the general meeting.


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TITLE VII.  DISSOLUTION, LIQUIDATION


ARTICLE 16. - The corporation may be dissolved by a resolution of the general meeting of shareholders. The liquidation will be carried out by one or more liquidators, physical or legal persons, appointed by the general meeting of shareholders, which will specify their powers and fix their remunerations.


TITLE VIII. GENERAL PROVISIONS


ARTICLE 17. - All matters not governed by these articles of association are to be construed in accordance with the law of August 10th 1915 on commercial companies and the amendments hereto.

                                  SUBSCRIPTION

The articles of association having thus been established, the parties appearing declare to subscribe the whole capital as follows:

1.  the public limited company CONVERIUM
    HOLDING AG, pre-named,
    three thousand and ninety nine shares                           3,099 shares

2.  Mr Jean FELL, pre-named,
    one share                                                            1 share
                                                                 ---------------
    TOTAL: three thousand one hundred shares                        3,100 shares

All the shares have been paid up to the extent of 100% (one hundred percent) by payment in cash, so that the amount of euro 31,000 (thirty one thousand EURO) is now available to the company, evidence thereof having been given to the notary.

                              TRANSITORY PROVISIONS

The first accounting year will begin at the incorporation of the company and end on December 31, 2002.

The first annual meeting will be held in 2003.





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                                    STATEMENT

The undersigned notary states that the conditions provided for in article 26 as amended of the law of August 10, 1915 on commercial companies have been observed.

                                      COSTS

The aggregate amount of the costs, expenditures, remunerations or expenses, in any form whatsoever, which the corporation incurs or for which it is liable by reason of its organization, is approximately && Euro.

                          EXTRAORDINARY GENERAL MEETING

The above named persons, representing the entire subscribed capital and considering themselves as duly convoked, have immediately proceeded to hold an extraordinary general meeting.

Having first verified that it was regularly constituted, they have passed the following resolutions by unanimous vote:

1.   The number of directors is fixed at 5 and the number of auditors at 1.

2.   The following are appointed directors:

     a) Mr. Martin KAUER, Group CFO, residing professionally at CH-8022 Zurich, General Guisan-Quai 26, chairman of the board of directors, A director and executive director

     b) Mr. Christian FELDERER, Group General Counsel, residing professionally at CH-6300 Zug, Baarerstrasse 8, A director

     c) Mr. Ralf ARNDT, Company director, residing professionally at D-50668 Koln, Clever Strasse 26, A director and financial director

     d) the private limited company BAC Management S.a r.l. with its registered office at L-1511 Luxembourg, 121, avenue de la Faiencerie, B director

     e) the private limited company A.M.S. Administrative and Management Services S.ar.l. with its registered office at L-1511 Luxembourg, 121, avenue de la Faiencerie, B director

3.   Has been appointed statutory auditor:

     o PriceWaterhouseCoopers with its registered office at Ch-8035 Zurich, Stampfenbachstrasse 73.

4. The terms of office of the directors will expire after the annual meeting of shareholders of the year 2008.

     The terms of office of the statutory auditor will expire after the annual meeting of shareholders of the year 2008.

5. The registered office of the company is established in L-2210 Luxembourg, 54, boulevard Napoleon Ier.


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The undersigned notary who knows English, states herewith that on request of the attorney, the present incorporation deed is worded in English, followed by a German version; on request of the same attorney and in case of divergences between the English and the German text, the English version will prevail.



Whereof the present notarial deed was drawn up at Luxembourg on the day mentioned at the beginning of this document.

The document having been read to the attorney, the latter signed together with the notary the present deed.